       AMENDMENT NO. 1
TO
AMENDED AND RESTATED CUSTOMER AGREEMENT
            WHEREAS,	MORGAN STANLEY CHARTER MILLBURN L.P., a Delaware
limited partnership (the ?Customer?), and MORGAN STANLEY DW INC., a Delaware corporation (?Morgan Stanley DW?), have agreed to amend the Amended and Restated
Customer Agreement, dated as of the 13th day of November
2000 (the ?Customer Agreement?),
by and between the Customer and Morgan Stanley DW, to
 reduce the monthly brokerage fee
payable to Morgan Stanley DW.
            WHEREAS, all provisions contained in the Customer
Agreement remain in full
force and effect and are modified only to the extent
 necessary to provide for the amendment set
forth below.
            NOW, THEREFORE, the parties hereto hereby
 amend the Customer Agreement
as follows:
            1.	The monthly brokerage fee percentage
 referred to in the first paragraph of
Section 5 of the Customer Agreement is hereby
 reduced to 1/12 of 6.25% (a 6.25% annual rate).
            2.	The foregoing change shall take effect
 as of the 1st day of August 2003.


       TNESS WHEREOF, this Amendment to the Customer Agreement has been executed for and on behalf of the undersigned
as of the 31st day of July 2003.
MORGAN STANLEY CHARTER MILLBURN L.P.
By:	Demeter Management Corporation,
	General Partner
By:   /s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  President
MORGAN STANLEY DW INC.
By:	/s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  Executive Director

Exhibit 10.05(a)
NYLIB1 679808.1